Exhibit 99.1
Ark Restaurants Announces Temporary Closure of Certain Restaurants
and the Holding of the Annual Shareholders Meeting Virtually

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - March 17, 2020 -- Ark Restaurants Corp. (NASDAQ: ARKR) today announced, in light of the rapid spread of the novel Coronavirus (COVID-19), as well as state and local mandates, that the Company was required to temporarily close its New York City, Washington, D.C., Connecticut, New Jersey and Las Vegas operations as of March 16, 2020 until the related governmental authorities allow us to reopen them. The Coronavirus has caused unprecedented business interruptions, especially in the hospitality industry, and Ark fully supports all governmental actions to help stem the effects of the Coronavirus. Our Florida and Alabama locations currently remain open for business but it is likely they will be required to close as well. While neither the length of time of the closures nor the extent of the impact of the Coronavirus on our results of operations and financial condition may be known for quite some time, we do expect that there will be a material adverse effect.
Due to these extraordinary circumstances, and in accordance with guidance from the staff of the Division of Corporate Financing and the Division of Investment Management of the U.S. Securities and Exchange Commission published March 13, 2020, our annual meeting of shareholders, scheduled for March 19, 2020 at 10:00 a.m. ET at Bryant Park Grill, 25 West 40th Street, New York, New York, will be held virtually instead of in-person.  Shareholders that desire to attend virtually can utilize the following conference telephone lines: Toll Free - 1-877-407-4018; Toll / International - 1-201-689-8471. Shareholders unable to attend at the designated time may listen to a play back of the proceedings between 1:00 p.m. ET on March 19, 2020 and 11:59 p.m. ET on March 26, 2020 by utilizing the following telephone lines: Toll Free - 1-844-512-2921, Toll / International - 1-412-317-6671, identification number - 13700624.
Ark Restaurants owns and operates 20 restaurants and bars, 17 fast food concepts and catering operations primarily in New York City, Florida, Washington, D.C, Las Vegas, Nevada and the gulf coast of Alabama. Five restaurants are located in New York City, two are located in Washington, D.C., five are located in Las Vegas, Nevada, three are located in Atlantic City, New Jersey, three are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino and a restaurant in the Tropicana Hotel and Casino. The operation at the Foxwoods Resort Casino consists of one fast food concept. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach and JB’s on the Beach in Deerfield Beach, and the operation of four fast food facilities in Tampa and six fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.